Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports

Net Income of $3.4 million, and $0.18 per diluted share, in the Third Quarter of 2012

Seven Consecutive Quarters of Net Income

COSTA MESA, Calif., November 8, 2012 (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the third quarter and nine months ended September 30, 2012.

Overview

Three Months Ended September 30, 2012. Net income increased by $2.5 million, or 294%, to $3.4 million, from $852,000 in the same three months of 2011, notwithstanding a $2.2 million increase in income taxes in this year’s third quarter. At the same time, income per diluted share of common stock increased by 200% to $0.18 for the three months ended September 30, 2012, from $0.06 per diluted share of common stock for the same three months of 2011, notwithstanding a 55% increase in the weighted average number of diluted shares of common stock outstanding in this year’s third quarter over the same quarter of 2011. These increases were primarily attributable to an increase in net interest income of $1.1 million, or 13.2%, to $9.3 million, and an increase in mortgage banking revenues of $7.8 million, or 543%, to $9.2 million, in each case as compared to the same three months of 2011. These increases in net interest income and mortgage banking revenues more than offset a $500,000 increase in the provision made for loan losses and a $3.6 million, or 37%, increase in noninterest expense, to $13.4 million in the three months ended September 30, 2012 from $9.8 million in the same three months of 2011.

Nine Months Ended September 30, 2012. Net income increased by $6.7 million, or 179%, to $10.5 million, or $0.61 per diluted share, from $3.8 million, or $0.33 per diluted share, in the same nine months of 2011. Those increases were primarily attributable to an increase of $18.5 million, or 517%, in mortgage banking revenues to $22.1 million, and an increase of $1.7 million, or 424%, in net gains on sales of securities, to $2.1 million, in the nine months ended September 30, 2012, in each case as compared to the same nine months of 2011. Those increases more than offset a nearly $2.0 million increase in the provision made for loan losses, and an increase of $12.7 million, or 47.6%, in non-interest expense, in each case as compared to the same nine months of 2011.

Raymond E. Dellerba, the Company’s President and CEO, stated, “We are very pleased to report our 7th consecutive profitable quarter, which is a direct result of the focus, dedication, and hard work of our officers and employees. The increase in earnings in the three and nine months ended September 30, 2012, as compared to the same respective periods of 2011, reflect improvements in the operating results of all of our operating divisions. Moreover, the return on our average equity (ROE) improved to 10.9% and 14.5%, respectively, for the three and nine months ended

(more)

PMBC Third Quarter 2012 Earnings Release

November 8, 2012

September 30, 2012, from 4.6% and 7.5%, respectively, for the same three and nine months of 2011. At the same time, we generated returns on our average assets (ROA) in the three and nine months ended September 30, 2012 of 1.22% and 1.32%, respectively, as compared to 0.32% and 0.49%, respectively, in the same three and nine months of 2011. On the deposit side, we continue to grow our non-interest bearing deposits, which represent our lowest cost funding source and to reduce the volume of higher cost time certificates of deposit, which contributed to the improvement in our net interest income in the three and nine months ended September 30, 2012.” Mr. Dellerba continued, “We also have strengthened the Bank’s management team, with the recent addition of Mr. Tom Vertin, as President of the Bank’s commercial banking division and look forward to his contributions to the Bank’s financial performance. Mr. Vertin brings 20 plus years of banking experience in the business banking area.”

Recent Developments

As we reported on August 13, 2012, we decided to focus our mortgage banking business entirely on our direct-to-consumer retail channel and to exit the wholesale mortgage banking business. Consequently, on August 31, 2012, we ceased taking mortgage submissions from mortgage brokers. Due to the volume of wholesale mortgage loan applications received or in process through August 31, 2012, we do not believe that the exit from our wholesale mortgage business materially affected our mortgage banking revenues in this year’s third quarter. However, due to the exit from the wholesale mortgage business, we expect that there will be a significant decline in mortgage loan originations and mortgage banking revenues in this year’s fourth quarter as compared to the first three quarters of 2012. As stated in our August 13, 2012 news release, we made this decision based on our judgment that our exit from the wholesale mortgage business will enhance the value of our banking franchise in the future by reducing and controlling our operating costs and reducing interest rate and other risks inherent in the wholesale mortgage business, thereby enabling us to build a stronger foundation for achieving consistent improvements in profitability in the future.

Results of Operation

Net Interest Income.

In the three months ended September 30, 2012, net interest income increased by $1.1 million, or 13.2%, due to a $431,000, or 3.9%, increase in interest income and a $648,000, or 23.5%, decrease in interest expense, in each case as compared to the same three months of 2011. The increase in interest income was primarily attributable to a nearly $117 million increase in the average volume of loans outstanding, including loans held for sale. The decrease in interest expense was primarily attributable to reductions in the rates of interest we were paying on time certificates of deposit, which resulted, as well, in declines in the volume of those deposits in the three months ended September 30, 2012 as compared to the same three months of 2011.

In the nine months ended September 30, 2012, net interest income was essentially unchanged from the same nine months of 2011, as a $1.9 million decrease in interest income was offset by a nearly $1.9 million reduction in interest expense that was primarily due to reductions we decided to make in the rates of interest we paid on, and a resulting decline in the volume of, time certificates of deposit.

Provision for Loan Losses. We made provisions for loan losses of $500,000 and approximately $2.0 million, respectively, in the three and nine months ended September 30, 2012, primarily due to net loan charge offs of $2.5 million and $4.9 million, respectively, in the third quarter and nine months ended September 30, 2012. The allowance for loan losses at September 30, 2012 totaled $12.7 million, or 1.83% of the loans outstanding, as compared to $15.6 million, or 2.37% of the loans outstanding at December 31, 2011. However, notwithstanding that decrease in the allowance for loan losses, based on the methodologies we use to assess asset quality, bank regulatory guidelines and our historical loan loss history, we believe that that allowance for loan losses at September 30, 2012 remained adequate to cover inherent losses in the loan portfolio.

Non-interest income. Noninterest income increased by $7.8 million to $10.0 million in the third quarter of 2012, from nearly $2.2 million in the same quarter of 2011, primarily as a result of a $7.8 million increase in income generated by our mortgage banking operations. In the nine months ended September 30, 2012, noninterest income increased by $19.7 million to $25.1 million from $5.4 million in the same nine months of 2011, due primarily to a $18.5 million increase in income generated by the mortgage banking division and a $1.7 million increase in net gains on sales of securities available for sale, somewhat offset by a $449,000 loss on sale of other real estate owned.

(more)

PMBC Third Quarter 2012 Earnings Release

November 8, 2012

Non-interest expense. In the three and nine months ended September 30, 2012, noninterest expense increased by $3.6 million, or 37.1%, and $12.7 million, or 47.6%, respectively, as compared to the same three and nine months of 2011. Those increases in noninterest expense were due primarily to (i) the growth of our mortgage banking business, as we added mortgage personnel and related support staff and increased leased office space, and incurred higher marketing, business development and other costs to increase the volume of mortgage loan originations, and (ii) write-downs of $933,00 and $3.8 million, respectively, in the carrying values of other real estate owned (“OREO”) to their respective fair values , in the three and nine months ended September 30, 2012. Notwithstanding the increases in noninterest expense, due to the increase in noninterest income, our efficiency ratio improved to 69.8% in the three months ended September 30, 2012 from 94% in the corresponding three months of 2011, and to 77.8% in the nine months ended September 30, 2012 from 86.4% in the same nine months of 2011. As a result of our recent exit from the wholesale mortgage business, we expect mortgage banking related noninterest expense to decline, beginning in the fourth quarter of 2012.

Income tax provision (benefit). We recorded an income tax provision of $1.9 million in the three months ended September 30, 2012, as compared to recording an income tax benefit of $225,000 for the same three months in 2011. In the nine months ended September 30, 2012, we recorded a non-cash income tax benefit of $1.3 million, as a result of the release of the remainder of the valuation allowance, in the amount of $5.0 million, during the second quarter of 2012, which we had established against our deferred tax asset by means of non-cash charges to the provision for income taxes in prior years. The release in the valuation allowance was based on an assessment we made in the second quarter of 2012 that, due primarily to the taxable earnings we had been generating during the 18 months that ended June 30, 2012, it had become more likely than not that we would be able to use the income tax benefits comprising our remaining deferred tax asset to offset or reduce taxes in future periods.

Balance Sheet Information

Loans. As indicated in the table below, at September 30, 2012 gross loans totaled approximately $693 million, which represented an increase of $4 million from the gross loans outstanding at September 30, 2011. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at September 30, 2012 and September 30, 2011.

	September 30, 2012		September 30, 2011
	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	(Unaudited)
Commercial loans	$170,894	24.6%	$181,494	26.3%
Commercial real estate loans - owner occupied	150,968	21.8%	177,148	25.7%
Commercial real estate loans - all other	157,384	22.7%	135,110	19.6%
Residential mortgage loans - multi-family	68,753	9.9%	72,696	10.6%
Residential mortgage loans - single family	90,400	13.0%	69,994	10.2%
Construction loans	—	—	2,047	0.3%
Land development loans	26,727	3.9%	26,282	3.8%
Consumer loans	28,262	4.1%	24,258	3.5%

Gross loans	$693,388	100.0%	$689,029	100.0%

Deposits. Total deposits increased by $34 million to $880 million at September 30, 2012, from $846 million at September 30, 2011, primarily as a result of (i) a $36 million increase in non-interest bearing deposits to $188 million at September 30, 2012, from $152 million at September 30, 2011 and (ii) a $23 million increase in savings and money market deposit accounts to $171 million at September 30, 2012 from $148 million at September 30, 2011, partially offset by a $25 million reduction in higher-cost time deposits to $494 million at September 30, 2012, from $519 million at September 30, 2011. The reduction in higher cost time deposits was primarily the result of our decision not to seek the renewal of some of those deposits on their maturities in order to reduce interest expense. Due primarily to that decision and resulting reduction in time deposits, lower-cost core deposits increased to 44%, and higher cost-time deposits decreased to 56%, of total deposits at September 30, 2012, as compared to 39% and 61%, respectively, at September 30, 2011.

Asset Quality

Non-performing assets consist primarily of non-performing loans and real properties acquired by or in lieu of loan foreclosures (“other real estate owned” or “OREO”) and, to a lesser extent, non-performing securities. As the table

(more)

PMBC Third Quarter 2012 Earnings Release

November 8, 2012

below indicates, non-performing loans decreased by $10.8 million to $17.1 million at September 30, 2012, as compared to $27.9 million at September 30, 2011. However, that improvement was partially offset by a $6.4 million increase in other real estate owned to $30.2 million at September 30, 2012 from to $23.8 million at September 30, 2011, as a result of our foreclosures of additional properties that had collateralized some of the non-performing loans in our loan portfolio.

The following table sets forth the changes in our non-performing assets over the five quarters ended September 30, 2012.

	2012			2011
	September 30	June 30	March 31	December 31	September 30
	(Dollars in thousands)
Non-Performing Assets:
Total non-performing loans	$17,086	$20,894	$19,252	$14,099	$27,940
Total other real estate owned	30,177	34,086	36,006	37,421	23,761
Total other non-performing assets	248	238	287	380	380

Total non-performing assets	$47,511	$55,218	$55,545	$51,900	$52,081
Past Due:
Loans 90 days past due	$8,938	$10,794	$7,700	$5,110	$23,595
Loans 30 days past due	2,943	12,908	9,053	6,041	6,552

Total loans past due 30 days or more	$11,881	$23,702	$16,753	$11,151	$30,147
Allowance for loan losses	$12,659	$14,648	$13,634	$15,627	$16,726
Ratio of allowance to total loans outstanding	1.83%	2.07%	1.98%	2.37%	2.43%

Capital Resources

At September 30, 2012, we had total capital on a consolidated basis of approximately $145 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $136 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 15.8% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at September 30, 2012, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At September 30, 2012		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$144,678	16.9%	N/A	N/A
Bank	135,605	15.8%	$85,749	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$133,925	15.6%	N/A	N/A
Bank	124,860	14.6%	$51,949	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$133,925	12.3%	N/A	N/A
Bank	124,860	11.5%	$54,381	At least 5.0%

(more)

PMBC Third Quarter 2012 Earnings Release

November 8, 2012

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego Counties, and another in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition, the Bank offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and business and our future plans, and trends in the markets in which we operate. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

In addition to the risk of incurring loan losses, which is an inherent feature of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by international monetary or other domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations and could, thereby, cause us to incur losses during the remainder of 2012 and in subsequent years; uncertainties and risks with respect to the effects that our compliance with the Federal Reserve Bank regulatory agreement (the “FRB Agreement”) and regulatory order of the California Department of Financial Institutions (the “DFI Order”) will have on our business and results of operations because, among other things, that Agreement and that Order impose restrictions on our ability to grow our banking franchise, and the risk of potential future supervisory action against us or the Bank by the FRB or the DFI if we are unable to meet the requirements of the FRB Agreement or the DFI Order; the risk that our earnings will be hurt by our recent decision to exit the wholesale mortgage channel because that will result in a reduction, which could be significant, in our mortgage banking revenues; the risks that continued weakness in the economy and the possibility that the Federal Reserve Board will keep interest rates low for an extended period of time in an effort to stimulate the economic recovery, will further reduce our net interest margins and, therefore, our net interest income; the risks that we will not be able to manage our interest rate risks effectively, in which event, our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase generally and more particularly as a result of the implementation of the recently enacted Dodd-Frank Consumer Protection and Financial Reform Act, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our mortgage banking business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses; and the risk that sales of any equity securities we might make in the future to raise additional capital could be dilutive of our existing shareholders.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K that we filed with the SEC on February 27, 2012, as updated and

(more)

PMBC Third Quarter 2012 Earnings Release

November 8, 2012

modified by the discussion of risk factors contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, which we filed with the SEC on May 7, 2012 and August 14, 2012, respectively. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance.

We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

(more)

PMBC Third Quarter 2012 Earnings Release

November 8, 2012

CONSOLIDATED STATEMENTS OF INCOME

(Dollars and numbers of shares in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Percent Change	2012	2011	Percent Change
Total interest income	$11,374	$10,943	3.9%	$32,037	$33,861	(5.4)%
Total interest expense	2,115	2,763	(23.5)%	6,619	8,483	(22.0)%

Net interest income	9,259	8,180	13.2%	25,418	25,378	0.2%
Provision for loan losses	500	—	N/M	1,950	—	N/M

Net interest income after provision for loan losses	8,759	8,180	7.1%	23,468	25,378	(7.5)%
Non-interest income
Service charges & fees on deposits	209	239	(12.6)%	687	763	(10.0)%
Mortgage banking (including net gains on sales of loans held for sale)	9,168	1,425	543.4%	22,149	3,592	516.6%
Net gains on sales of securities	937	365	156.7%	2,123	405	424.2%
Other than temporary impairment of securities	—	(54)	N/M	(77)	(169)	(54.4)%
Net gains/(losses) on OREO	(560)	—	N/M	(449)	206	(318.0)%
Other non-interest income	197	248	(20.6)%	672	642	4.7%

Total non-interest income	9,951	2,223	347.6%	25,105	5,439	361.6%
Non-interest expense
Salaries & employee benefits	7,349	4,273	72.0%	19,497	12,258	59.1%
Occupancy and equipment	1,144	972	17.7%	3,383	2,954	14.5%
Provision for contingencies	80	900	(91.1)%	419	900	(53.4)%
Professional Fees	1,030	1,156	(10.9)%	3,659	3,198	14.4%
OREO expenses	1,068	716	49.2%	4,769	1,912	149.4%
FDIC Expense	592	539	9.8%	1,751	1,721	1.7%
Mortgage related loan expenses	733	157	366.9%	2,011	439	358.1%
Other non-interest expense	1,411	1,063	32.7%	3,837	3,258	17.8%

Total non-interest expense	13,407	9,776	37.1%	39,326	26,640	47.6%

Income before income taxes	5,303	627	745.8%	9,247	4,177	121.4%
Income tax provision (benefit)	1,944	(225)	964.0%	(1,290)	405	(418.5)%

Net income (loss)	3,359	852	294.2%	10,537	3,772	179.3%
Undeclared dividends on Preferred Stock	(241)	(121)	99.2%	(241)	(176)	36.9%

Net income allocable to common shareholders	$3,118	$731	326.5%	$10,296	$3,596	186.3%

Net income per common share
Basic	$0.19	$0.06		$0.69	$0.33
Diluted	$0.18	$0.06		$0.61	$0.33
Weighted average number of shares outstanding
Basic	16,669	12,273		14,954	11,054
Diluted	19,171	12,315		17,374	11,073
Ratios from continuing operations (1)
ROA	1.22%	0.32%		1.32%	0.49%
ROE	10.90%	4.61%		14.51%	7.46%
Efficiency ratio	69.79%	93.97%		77.84%	86.45%
Net interest margin (1)	3.56%	3.37%		3.38%	3.49%

(1)	Ratios and net interest margin for the three and nine month periods ended September 30, 2012 and 2011 have been annualized.

(more)

PMBC Third Quarter 2012 Earnings Release

November 8, 2012

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	September 30,		Increase/ (Decrease)
	2012	2011
ASSETS
Cash and due from banks	$11,727	$11,927	(1.7)%
Interest bearing deposits with financial institutions (1.)	126,009	156,056	(19.5)%
Interest bearing time deposits	1,553	1,468	5.8%
Investments (including stock)	62,858	88,791	(29.2)%
Loans held for sale, at fair value	151,919	38,248	297.2%
Core Loans, net	680,151	671,619	1.3%
OREO	30,177	23,761	27.0%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	32,794	14,883	120.3%

Total Assets	$1,097,870	$1,007,435	9.0%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$187,570	$152,376	23.1%
Interest bearing deposits
Interest checking	27,352	26,133	4.7%
Savings/money market	171,214	147,641	16.0%
Certificates of deposit	494,058	519,428	(4.9)%

Total interest bearing deposits	692,624	693,202	(0.1)%

Total deposits	880,194	845,578	4.1%
Other borrowings	60,000	58,000	3.4%
Other liabilities	16,736	8,111	106.3%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	974,457	929,216	4.9%
Shareholders’ equity	123,413	78,219	57.8%

Total Liabilities and Shareholders’ Equity	$1,097,870	$1,007,435	9.0%

Tangible book value per share	$6.88	$5.55	24.0%

Tangible book value per share, as adjusted (2)	$6.60	$5.56	18.7%

Shares outstanding	16,670,703	10,434,665	59.8%

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

Average Balances (in thousands)	Nine Months Ended September 30,
	2012	2011
Average gross loans (*)	$693,182	$718,103
Average loans held for sale	$99,278	$18,872
Average earning assets	$1,001,602	$970,872
Average assets	$1,062,752	$1,029,769
Average equity	$96,974	$67,586
Average interest bearing deposits	$697,705	$681,984

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

	At September 30,
Credit Quality Data (dollars in thousands)	2012	2011
Total non-performing loans	$17,086	$27,940
Other real estate owned	30,177	23,761
Other non-performing assets	248	380

Total non-performing assets	$47,511	$52,081

Net charge-offs year-to-date	$4,918	$1,315
90-day past due loans	$8,938	$23,595
Allowance for loan losses	$12,659	$16,726
Allowance for loan losses /gross loans (excl. loans held for sale)	1.83%	2.43%
Allowance for loan losses /total assets	1.15%	1.66%

(end)